[Letterhead of Conyers Dill & Pearman]

28 February, 2011

Matter No.: 893578
Doc Ref: FW/aw//#353079

China Gerui Advanced Materials Group Limited
1 Shuanghu Development Zone
Xinzheng City
Zhengzhou, Henan Province
China, 451191

Dear Sirs,

Re: China Gerui Advanced Materials Group Limited (the "Company")

We have acted as special British Virgin Islands legal counsel to the Company in connection with a registration statement on Form S-8 filed by the Company with the United States Securities and Exchange Commission (the "Commission") on 25 February, 2011 (the "Registration Statement", which term does not include any other document or agreement whether or not specifically referred to therein or attached as an exhibit or schedule thereto), relating to the registration of an aggregate of 3,500,000 no par value shares, of the Company (the "Shares") to be issued pursuant to China Gerui Advanced Materials Group Limited 2010 share incentive plan (the "Plan", which term does not include any other document or agreement whether or not specifically referred to therein or attached as an exhibit or schedule thereto).

For the purposes of giving this opinion, we have examined and relied upon copies of the following documents:

(i)	the Registration Statement; and

(ii)	the Plan.

We have also reviewed and relied upon (1) the Memorandum and Articles of Association of the Company obtained from the BVI Registrar of Corporate Affairs on 31 January, 2011, (2) copies of the written resolutions of all the directors of the Company dated 16 November, 2010, written resolutions of the compensation committee of the board of directors (the "Committee") dated 16 November, 2010 and minutes of a general meeting of the shareholders of the Company held on 8 December, 2010 (collectively, the "Resolutions"), (3) a certificate of good standing of the Company dated 31 January, 2011 (the "Certificate Date"), (4) a copy of the certificate of incumbency dated 15 February, 2011 issued by the BVI registered agent of the Company; and (5) such other documents and made such enquiries as to questions of law as we have deemed necessary in order to render the opinion set forth below.

We have assumed (a) the genuineness and authenticity of all signatures and the conformity to the originals of all copies of documents (whether or not certified) examined by us and the authenticity and completeness of the originals from which such copies were taken, (b) the accuracy and completeness of all factual representations made in the Registration Statement, the Plan and other documents reviewed by us, (c) that the resolutions contained in the Resolutions were passed at one or more duly convened, constituted and quorate meetings, or by unanimous written resolutions of all directors or all members of the Company, as applicable, remain in full force and effect and have not been rescinded or amended, (d) the Committee is duly established, constituted and empowered to deal with and approve the matters in the relevant Resolutions passed by the Committee; (e) that there is no provision of the law of any jurisdiction, other than the British Virgin Islands, which would have any implication in relation to the opinions expressed herein, and (f) that upon issue of any shares to be sold by the Company the Company will receive consideration for the full issue price thereof; (g) the validity and binding effect under the laws of the United States of America of the Registration Statement and that the Registration Statement will be duly filed with the Commission; (h) the legality, validity and binding effect under the laws of the State of New York of the Plan, the options and awards granted or to be granted thereunder; (i) that on the date of issuance of any of the Shares, the Company will have sufficient authorised but unissued Shares, (j) that on the date of issuance of any award under the Plan, the Company will be able to pay its liabilities as they become due; and (k) all options and awards granted under the Plans are duly authorised in accordance with the terms of the Plan.

We express no opinion with respect to the issuance of Shares pursuant to any provision of the Plan that purports to obligate the Company to issue Shares following the commencement of a winding up or liquidation. We have made no investigation of and express no opinion in relation to the laws of any jurisdiction other than the British Virgin Islands. This opinion is to be governed by and construed in accordance with the laws of the British Virgin Islands and is limited to and is given on the basis of the current law and practice in the British Virgin Islands. This opinion is issued solely for the purposes of the filing of the Registration Statement and the issuance of the Shares by the Company and is not to be relied upon in respect of any other matter.

On the basis of and subject to the foregoing, we are of the opinion that:

1.
The Company is duly incorporated and existing under the laws of the British Virgin Islands in good standing (meaning solely that it has not failed to make any filing with any British Virgin Islands governmental authority or to pay any British Virgin Islands government fee or tax which would make it liable to be struck off the Register of Companies and thereby cease to exist under the laws of the British Virgin Islands).

2.
The Shares, when issued and paid for in accordance with the Plan, will be validly issued, fully paid and non-assessable (which term means when used herein that no further sums are required to be paid by the holders thereof in connection with the issue or holding of such shares).

We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement. In giving this consent, we do not hereby admit that we are experts within the meaning of Section 11 of the Securities Act or that we come within the category of persons whose consent is required under Section 7 of the Securities Act or the Rules and Regulations of the Commission promulgated thereunder.

Yours faithfully,

/s/ Conyers Dill & Pearman
Conyers Dill & Pearman